                                                                   Exhibit 10.15

VRI004 (4/30/93)

                         AMENDMENT TO LICENSE AGREEMENT

      This amendment is entered into between the President and Fellows of Harvard College (hereinafter HARVARD) having offices at the Office for Technology and Trademark Licensing, 124 Mt. Auburn Street, Suite 440, Cambridge, Massachusetts, 02138 and Virus Research Institute (hereinafter LICENSEE), a corporation, having offices at 61 Moulton Street, Cambridge, MA 02139.

      WHEREAS HARVARD and LICENSEE have entered into a License Agreement effective as of May 1, 1992 with respect to certain patents and technology directed to cholerae (the "License Agreement");

      WHEREAS the parties desire to amend such License Agreement.

      NOW THEREFORE, in consideration of the foregoing premises, and the mutual promises and other good and valuable consideration, the parties agree as follows:

      1. Section 1.4 of the License Agreement is deleted in its entirety and rewritten as follows:

      -- "NET SALES" means the total received by LICENSEE from sale of LICENSED PRODUCTS less transportation charges and insurance, sales taxes, use taxes, excise taxes, value added taxes, customs duties or other imports, to the extent itemized on invoice, normal and customary quantity and cash discounts (to the extent allowed), allowances and credits on account of rejection or return of LICENSED PRODUCTS. In the event that a LICENSED PRODUCT includes, a component which has therapeutic and/or prophylactic activity ("Active Component(s)") covered by a PATENT RIGHT (Patented Component(s)) and Active Components not covered by a PATENT RIGHT (Unpatented Component(s)) (such PRODUCT being a Combined Product), then NET SALES shall be the amount which is normally received by LICENSEE from a sale of the Patented Component(s) when sold separately in an arm's length transaction with an unaffiliated third party. If the Patented Component(s) are not sold separately, then NET SALES upon which royalty is paid shall be the NET SALES of the Combined Product multiplied by a fraction, the numerator of which is the cost for producing the Patented Components and the denominator of which is the cost for producing the Combined Product.

      2. Add the following Section 1.6 to the License Agreement.

      --1.6 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by LICENSEE to make, have made, use or sell any product or use any process under PATENT RIGHTS.--

      3. Paragraphs 2.2(c), 2.2(d), 2.2(e) and 2.2(f) of the License Agreement are deleted in the entirety.

      4. Paragraph 2.2(g) of the License Agreement is renumbered as Paragraph 2.2(c).

      5. The following paragraph is added to the License Agreement as Paragraph 2.5.

      --2.5 LICENSEE has provided HARVARD with a development plan for developing and obtaining regulatory approval of the LICENSED PRODUCT selected by LICENSEE, which development plan includes milestones.

      LICENSEE shall exert reasonable efforts under the circumstances to achieve such milestones. In the event LICENSEE subsequently indicates in writing to HARVARD that such milestones cannot be met or fails to meet such milestones, LICENSEE shall promptly notify HARVARD, and LICENSEE and HARVARD shall promptly enter into good faith negotiations to reconsider such milestones. In the event that the parties cannot agree to the milestones within sixty (60) days after beginning good faith negotiations, the matter shall be submitted to arbitration to determine the milestones and the time period therefor which should be met pursuant to this Section. The arbitrator in setting and determining milestones shall consider the state of technology; the efforts exerted by LICENSEE, the business circumstances of LICENSEE and the public interest objectives to HARVARD'S licensing program; and technical and regulatory problems. Thereafter, LICENSEE shall exert reasonable efforts to achieve such milestones.

      In the event that LICENSEE cannot meet the milestones set by arbitration because of technological or regulatory problems, HARVARD shall not unreasonably deny an extension of time to meet the milestones, upon a showing by LICENSEE that it has made good faith reasonable efforts to meet the milestones.

      If LICENSEE (i) falls to meet the milestones established by agreement of the parties and (ii) fails to obtain extensions of such milestones established by arbitration and (111) LICENSEE has not exerted good faith reasonable efforts to meet such milestones, as its sole and exclusive remedy HARVARD shall have the right to terminate or convert the licenses to non-exclusive licenses by providing to LICENSEE sixty (60) days prior written notice.

      Notwithstanding anything else to the contrary, in the event that LICENSEE and/or its AFFILIATE(s) and/or SUBLICENSEE(s) have expended at least two hundred fifty thousand dollars ($250,000) in research and developing a LICENSED PRODUCT and LICENSEE intends to continue development of a LICENSED PRODUCT, the rights and licenses granted hereunder shall not terminate and shall be converted to a non-exclusive right and license, and further provided that LICENSEE or a SUBLICENSEE or an entity on its behalf spends at least one hundred thousand dollars ($100,000) per year in pursuing development of PRODUCT for commercial sale.

      LICENSEE shall ensure that for any PRODUCT being developed or commercialized by a SUBLICENSEE, such SUBLICENSEE shall assume the obligations imposed on LICENSEE under this paragraph.

      The efforts of an AFFILIATE, SUBLICENSEE or collaborator of LICENSEE shall be considered as efforts of LICENSEE. - -

      6. Rewrite Paragraph 3.2 of the License Agreement in its entirety to read as follows:

      --3.2 LICENSEE shall pay HARVARD, during the term of the license granted in Section 2.1, (i) a royalty of four percent (4%) of the NET SALES of the LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES to commercial organizations, and two percent (2%) of the NET SALES of the LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES to non-profit or government agencies, or (ii) twenty-five percent (25%) of royalties received by LICENSEE or its AFFILIATES from a SUBLICENSEE for all LICENSED PRODUCTS covered by a PATENT RIGHT licensed to LICENSEE, and twenty-five percent (25%) of upfront license and license maintenance fees received from a SUBLICENSEE for a license under PATENT RIGHTS, in the case where the SUBLICENSEE is a commercial organization, and ten percent (10%) of such royalties and fees where the SUBLICENSEE, is a government or non-profit organization.--

      7.    Delete Paragraph 4.1 of the License Agreement in its entirety.

      8. Rewrite Paragraph 4.2 of the License Agreement in its entirety to read as follows:

      --4.2 LICENSEE shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. --

      9. Rewrite Paragraph 8.4 of the License Agreement in its entirety to read as follows:

      --8.4 In the event that the licenses granted to LICENSEE under this Agreement are terminated, any granted sub-licenses shall remain in full force and effect as a direct license from HARVARD to the SUBLICENSEE, provided that the SUBLICENSEE is not then in breach of its sub-license agreement and the SUBLICENSEE agrees to be bound (as a licensee) to HARVARD (as a licensor) under the terms and conditions of the sub-license agreement. --

      10. In Paragraph 9.3(a) of the License Agreement, delete the last sentence in its entirety.

      11. Delete Paragraphs 9.3(b), 9.3(c), 9.3(d) and 9.3(e) of the License Agreement and in lieu thereof insert the following:

      (b) LICENSEE'S indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent to apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful misconduct of the Indemnitees.

      (c) HARVARD shall notify LICENSEE promptly of any claim or threatened claim under this Paragraph 9.3 and shall fully cooperate with all reasonable requests of LICENSEE with respect thereto.

      (d) LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to HARVARD to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought and LICENSEE shall have the right to control the defense, settlement or compromise of any such claim or action.

      (e) At such time as any PRODUCT is being commercially distributed or sold (other than for research purposes or for the purpose of obtaining regulatory approvals) by LICENSEE, or by an AFFILIATE, SUBLICENSEE or agent of LICENSEE (hereunder "Other Seller"), LICENSEE shall itself or in the alternative shall ensure that Other Seller either (i) at its sole cost and expense, procure(s) and maintain(s) comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds or (ii) pay(s) for the procurement and maintenance by HARVARD of insurance in the amounts and in the form set forth in this paragraph. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE'S indemnification under Paragraph 9.3(a) of this Agreement. LICENSEE shall ensure that if LICENSEE or the Other Seller elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Paragraph 9.3(c) shall not be construed to create a limit of LICENSEE'S liability with respect to its indemnification under Paragraph 9.3(a) of this Agreement. At such time, or at any time, LICENSEE can request that HARVARD ascertain whether Risk Management Foundation has in effect Uniform Indemnification and Insurance Provisions more favorable than those of this Agreement, in which event LICENSEE and HARVARD shall amend this Agreement to include such more favorable provisions.

      (f) LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice of at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such thirty
      (30) days period, HARVARD shall have the right to terminate this Agreement effective at the end of such thirty (30) day period by written notice to LICENSEE.

      (g) LICENSEE shall itself maintain, or shall ensure that Other Seller maintains or that payments are made for the maintenance by HARVARD of, as the case may be, such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any LICENSED PRODUCT is being commercially distributed or sold (other than for research purposes or the purpose of obtaining regulatory approvals) by Other Seller and (ii) a reasonable period after the period referred to in
      (g) (i) above which shall in no event
      be less than ten (10) years. The obligations of (g)(ii) above can be satisfied by the purchase of insurance by LICENSEE or a third party which covers claims resulting from occurrences during such period of (g)(ii) above for LICENSED PRODUCT commercially distributed or sold by LICENSEE or Other Seller during the period referred to in (g)(i) above.

      12. Except as modified herein, the License Agreement and the terms, conditions and obligations thereof remain in full force and effect as originally written.

      IN WITNESS WHEREOF, the parties hereto intending to be bound have set their hands and seal effective as of the date first above written.

      PRESIDENT AND FELLOWS                 VIRUS RESEARCH INSTITUTE
      OF HARVARD COLLEGE


By:   /s/ Joyce Brinton                     BY: /s/ [ILLEGIBLE]
      ---------------------------               --------------------------
        Joyce Brinton, Director

TITLE: Office for Technology and            TITLE: President
       Trademark Licensing                         -----------------------
       Harvard University
       -------------------------

DATE:   7/9/93                              DATE:  7/23/93
      -------------------------                    -----------------------

                                LICENSE AGREEMENT

This Agreement is made and entered into between the President and Fellows of Harvard College (hereinafter HARVARD) having offices at the Office for Technology and Trademark Licensing, 124 Mt. Auburn Street, Suite 440, Cambridge, Massachusetts, 02138 and Virus Research Institute (hereinafter LICENSEE), a corporation of Cambridge, MA, having offices at 61 Moulton Street, Cambridge, MA 02139

Whereas HARVARD and The General Hospital Corporation (GENERAL) doing business as Massachusetts General Hospital are or will be the Owners by assignment, of the entire right, title and interest in the following United States patent applications, and in the foreign patent applications corresponding thereto, and in the inventions described and claimed therein and any patents issuing thereon, and whereas GENERAL and HARVARD have agreed to cooperate in the patent and license administration of such patent applications:

      U.S.S.N. 629,602 - "Improved Vaccines"; filed December 18, 1990;
      Inventors: John Mekalanos and Samuel Miller.

      U.S.S.N. 629,102 - "Vibrio Cholerae Strains Defective in irgA Expression and Cholera Vaccines Derived Therefrom"; filed December 18, 1990;
      Inventors: John Mekalanos and Stephen Calderwood.

      U.S.S.N. 000,000 - "Doubly-Attenuated Strain of Vibrio Cholerae to Deliver Heterlogous Antigens for Vaccination" to be filed in 1992; Inventors: John Mekalanos and Stephen Calderwood (serial number and filing date to be inserted when available;

Whereas GENERAL has agreed HARVARD is its sole licensing agent for these jointly owned patent applications; and

Whereas HARVARD is the Owner by assignment of the entire right, title and interest in the following United States Patents or Patent Applications and in the foreign patent applications corresponding thereto, and in the inventions described and contained therein:

      U.S.S.N. 043,907 - "Cholera Vaccines"; filed April 29, 1987 and its CIP USSN 5,098,998, filed April 29, 1988; Inventors: John Mekalanos and Ronald Taylor.

      U.S. 4,882,278 - "Non-Toxic Vibrio Cholera Mutants"; issued November 21, 1989; Inventor: John Mekalanos.

      U.S.S.N 000,000 - "Peruvian Strain of Cholera Vaccine"; to be filed in 1992; Inventor: John Mekalanos (serial number and filing date to be inserted when available); and

Whereas HARVARD and GENERAL are the Owners by assignment from the inventors of the BIOLOGICAL MATERIAL as defined in Appendix B and have the right to license the BIOLOGICAL MATERIAL; and

Whereas HARVARD and the GENERAL are committed to a policy that ideas or creative works produced at HARVARD and the GENERAL should be used for the greatest possible public benefit; and

Whereas HARVARD accordingly believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest; and

Whereas LICENSEE is desirous of obtaining an exclusive worldwide license in order to practice the above referenced inventions covered by PATENT RIGHTS and to use the BIOLOGICAL MATERIAL in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

Whereas HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement. Now therefore, in consideration of the foregoing premises, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1 PATENT RIGHTS shall mean any and all United States patents or patent applications listed above and attached hereto in Appendix A, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part directed to subject matter specifically described in the application and patents listed in Appendix A, patents issuing thereon or reissues thereof; and any and all foreign patents and patent applications corresponding thereto; which will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A and made a part thereof. To the extent HARVARD's obligations to third parties permit, PATENT RIGHTS shall also include all IMPROVEMENT INVENTIONS. IMPROVEMENT INVENTIONS shall mean any inventions or discoveries that enhance, substitute for, or are useful with the products, procedures or processes described in PATENT RIGHTS to the extent they are (i) dominated by any claims of a pending and/or issued patent or patent application which is then included in the PATENT RIGHTS, and HARVARD's ownership interest in any United States or foreign patents and patent application thereon, and (ii) made (i.e., conceived and reduced to practice) by Dr. John Mekalanos solely or jointly with others directly supervised in his laboratory at Harvard Medical School. IMPROVEMENT INVENTIONS shall not include inventions assignable to GENERAL.


1.2 LICENSED PRODUCTS shall mean products covered in whole or in part by an issued, unexpired claim or a pending claim contained in PATENT RIGHTS which has not been declared invalid by a court of competent jurisdiction.

1.3 LICENSED PROCESSES shall mean processes covered in whole or in part by an issued, unexpired claim or a pending claim contained in PATENT RIGHTS which has not been declared invalid by a court of competent jurisdiction.

1.4 NET SALES shall mean the amount billed or invoiced on sales of LICENSED PRODUCTS less:

      (a) Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

      (b)   Amounts repaid or credited by reason of rejection or return; and/or

      (c) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE.

1.5 AFFILIATES shall mean any company, corporation, or business (i) in which LICENSEE directly or indirectly owns or controls at least fifty percent (50%) of the voting stock, or (ii) which directly or indirectly owns or controls at least fifty percent (50%) of the voting stock of LICENSEE or
      (iii) the majority ownership of which is directly or indirectly under common control with LICENSEE.

1.6 BIOLOGICAL MATERIAL shall mean the materials supplied by HARVARD and GENERAL (identified in Appendix B).

1.7 TECHNOLOGY shall mean any and all information or PATENT RIGHTS, or BIOLOGICAL MATERIAL supplied by HARVARD and GENERAL to LICENSEE.

                                      GRANT

2.1 For the term of this Agreement, HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide license under PATENT RIGHTS and a worldwide license to use the BIOLOGICAL MATERIAL, to make and have made, to use and have used, to sell and have sold the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES. Such license shall include the right to grant sublicenses. In order to provide LICENSEE with a period of exclusivity, HARVARD agrees it will not grant licenses to others except as required under Paragraph 2.2 (a) or as permitted in paragraph 2.2 (b). LICENSEE agrees during the period of exclusivity of this license in the United States that any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States.

2.2 The granting and acceptance of this license is subject to the following conditions:

      (a) HARVARD's "Statement of Policy in Regard to Inventions, Patents and Copyrights" dated March 17, 1986, Public Law 96-517, Public Law 98-620 and HARVARD's and GENERAL's obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of that statute.

      (b) HARVARD's and GENERAL's right to make and to use and to grant non-exclusive licenses to make and to use, for academic research purposes only and for GENERAL's internal inpatient care purposes and not for any commercial purpose, the subject matter described and claimed in PATENT RIGHTS, or the BIOLOGICAL MATERIAL.

      (c) LICENSEE shall use reasonable effort to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

      (d) HARVARD shall have the right to terminate or render non-exclusive any license granted hereunder if in HARVARD's reasonable judgement, LICENSEE:

      (i) has not, within five years from the date of this Agreement, commenced clinical trials of a LICENSED PRODUCT or LICENSED PROCESS in the country or countries where licensed; and/or

      (ii) is not, within one year of the date of this Agreement, demonstrably engaged in on-going research, development, or marketing or licensing programs as appropriate, directed toward commercial use of the LICENSED PRODUCT or LICENSED PROCESSES.

In making this determination HARVARD shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

(e) All sublicenses granted by LICENSEE hereunder shall include a requirement that the sublicensee use its good faith efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible consistent with sound and reasonable business practices and judgement and shall bind the sublicensee to meet LICENSEE's obligations to HARVARD under this Agreement. Royalties charged for sublicenses by LICENSEE shall not be in excess of normal trade practice. Copies of all sublicense agreements shall be provided to HARVARD.

(f) In the event that LICENSEE is in default of its obligations under Section
2.2 (c) or (e) or Article III, and such default remains unresolved following notice as provided in Section 8.2 or LICENSEE fails to meet the milestones specified in Section 2.2 (d) and HARVARD does not thereafter exercise it right to terminate this license, and LICENSEE is thereafter unable or unwilling to grant sublicenses, either as suggested by HARVARD or a potential sublicensee or otherwise, HARVARD may directly license such potential sublicensee unless LICENSEE reasonably satisfies HARVARD that such sublicense would be contrary to sound and reasonable business practice, and that the granting of such sublicense would not materially increase the availability to the public of products manufactured under this license.

(g) HARVARD shall have the right to terminate this Agreement if LICENSEE does not have commitments for a minimum of one million dollars ($1,000,000) of investment capital within six (6) months of the signing of this Agreement, and three million dollars ($3,000,000) of total funding within thirty-six (36) months of the signing of this Agreement.

2.3 HARVARD hereby grants to LICENSEE the right to extend the licenses granted or to be granted in paragraph 2.1 to an AFFILIATE subject to the terms and conditions hereof.

2.4 All rights reserved to the United States Government and others under Public Law 96-517 and 98-620 shall remain and shall in no way be affected by this Agreement.

                                   ARTICLE III

                                    ROYALTIES

3.1 LICENSEE shall pay to HARVARD a non-refundable license fee in the sum of $200,000 in two equal installments, the first upon execution of this Agreement, and the second six months after the signing of this Agreement.

3.2   LICENSEE shall pay HARVARD, during the term of the license granted in
      Section 2.1, a royalty of four percent (4%) of the NET SALES of all LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES or sublicensees to commercial organizations, and two percent (2%) of the NET SALES of all LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES or sublicensees to non-profit or government agencies. In the case of sublicenses, LICENSEE shall also pay to HARVARD twenty-five percent (25%) of non-royalty sublicense income (e.g., license issue fees, license maintenance fees, etc.) from commercial organizations, and ten percent (10%) of all such income from government or non-profit organizations. If this license is converted to a non-exclusive one and if other non-exclusive licenses are granted, this royalty shall not exceed the royalty being paid by other licensees during the term of the non-exclusive license. On sales between LICENSEE and its AFFILIATES or sublicensees for resale, the royalty shall be paid on the resale.

3.3 HARVARD shall have the right to terminate or render non-exclusive this license in the event that LICENSEE does not pay to HARVARD at least the following amounts in license maintenance fees and/or minimum royalties:

             First calendar year                 -$10,000
             Next calendar year                  -$15,000
             Next calendar year                  -$20,000
             and each year thereafter.

      In the event that actual royalties are not at least equal to the above amounts for the specified periods, LICENSEE shall have the right to pay any difference between such minimum amounts and the actual royalties paid in satisfaction of its obligations under this Section 3.3.

3.4 In the event that LICENSEE is required to pay royalties to one or more third parties under patents other than PATENT RIGHTS covering LICENSED PRODUCTS or LICENSED PROCESSES, LICENSEE shall be entitled to a credit against royalties due HARVARD in an amount equal to fifty percent (50%) of royalties paid to such third parties, provided that in no event shall the royalties otherwise due HARVARD be reduced by more than one-half.

3.5 In the event that the royalties paid to HARVARD are so significant a factor in the return realized by LICENSEE as to diminish LICENSEE's capability to respond to competitive pressures in the market, HARVARD agrees to consider a reasonable reduction in the royalty paid to HARVARD as to each LICENSED PRODUCT for the period during which such market condition exists. Factors determining the size of the reduction will include profit margin on LICENSED PRODUCTS and on analogous products, prices of competitive products, total prior sales by LICENSEE, and LICENSEE's expenditures on LICENSED PRODUCT development.

                                   ARTICLE IV

                                    REPORTING

4.1 Prior to signing this Agreement, LICENSEE has provided to HARVARD a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales and proposed marketing efforts.

4.2 LICENSEE shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. If progress differs from that anticipated in the plan provided under Section 4.1, LICENSEE shall explain the reasons for the difference and propose a modified plan for HARVARD's review and approval. LICENSEE shall also provide any reasonable additional data HARVARD requires to evaluate LICENSEE's performance.

4.3 LICENSEE shall report to HARVARD the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty
      (30) days of occurrence.

4.4 Commencing with the calendar year half in which Net Sales first occur, LICENSEE agrees to submit to HARVARD within sixty (60) days after the calendar half years ending June 30 and December 31, reports setting forth for the preceding six (6) month period the amount of the LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country, the NET SALES thereof, and the amount of royalty due thereon and with each such royalty any non-royalty sublicense income and pay the amount of royalty due. Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from NET SALES, sublicensee income or from royalties as specified herein. Such report shall also specify which PATENT RIGHTS are used in or by each LICENSED PRODUCT generating royalty income. If no royalties are due to HARVARD for any reporting period, the written report shall so state. If royalties for any calendar year do not equal or exceed the minimum royalties established in paragraph 3.3, LICENSEE shall include the balance of the minimum royalty with the payment for the half year ending December 31. All royalties due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the, last business day in the reporting period as reported in the Wall Street Journal. All such reports shall be maintained in confidence by HARVARD, except as required by law, including Public Law 96-517 and 98-620.

4.5 If by law, regulation, of fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, LICENSEE shall give HARVARD prompt notice in writing and shall pay the royalty and other amounts due through such means or methods as are lawful in such country as HARVARD may reasonably designate. Failing the designation by HARVARD of such lawful means or methods within thirty (30) days after such notice is given to HARVARD, LICENSEE shall deposit such royalty payment in local currency to the credit of HARVARD in a recognized banking institution designated by HARVARD, or if none is designated by HARVARD within the thirty (30) day period described above, in a recognized banking institution selected by LICENSEE and identified in a written notice to HARVARD by LICENSEE, and such deposit shall fulfill all obligations of LICENSEE to HARVARD with respect to such royalties.

                                    ARTICLE V

                                 RECORD KEEPING

5.1 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep accurate and correct records of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due hereunder to HARVARD. Such records shall be retained for at least three
      (3) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of HARVARD by HARVARD's Internal Audit Department or by a Certified Public Accountant selected by HARVARD and approved by LICENSEE for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to

      HARVARD any information other than information relating to accuracy of reports and payments made under this Agreement. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination.

                                   ARTICLE VI

               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

6.1 LICENSEE shall reimburse HARVARD for all reasonable expenses HARVARD and GENERAL have incurred and shall incur for the preparation, filing, prosecution and maintenance of PATENT RIGHTS for which HARVARD or GENERAL has not been, and is not eligible to be reimbursed by any third party. HARVARD and GENERAL shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS using patent counsel reasonably acceptable to LICENSEE, provided however that HARVARD and GENERAL shall first consult with LICENSEE as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance.

6.2 HARVARD, GENERAL, and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of HARVARD and GENERAL to execute such papers and instruments so as to enable HARVARD and GENERAL to apply for, to prosecute and to maintain patent applications and patents in HARVARD's and/or GENERAL's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6.3 If LICENSEE elects not to pay the expenses of a patent application or patent included within PATENT RIGHTS in a particular country, LICENSEE shall notify HARVARD not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application in such country. LICENSEE agrees that it shall not exercise this right for the purpose of avoiding the payment of royalties otherwise due in such country.

                                   ARTICLE VII

                                  INFRINGEMENT

7.1 With respect to any PATENT RIGHTS under which LICENSEE is exclusively licensed pursuant to this Agreement, LICENSEE or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. HARVARD agrees to notify LICENSEE promptly of each infringement of such patents of which HARVARD is or becomes aware. Before LICENSEE or its sublicensees commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of HARVARD and to potential effects on the public interest in making its decision whether or not to sue and in the case of a LICENSEE sublicense, shall report such views to the sublicensee.

7.2 If LICENSEE or its sublicensee elects to commence an action as described above and HARVARD and/or GENERAL is a legally indispensable party to such action, HARVARD and/or GENERAL shall have the right to assign to LICENSEE all of HARVARD's and/or GENERAL's right, title and interest in each patent which is a part of the PATENT RIGHTS and is the subject of such action (subject to all HARVARD's and/or GENERAL's obligations to the government and others having rights in such patent). In the event that HARVARD and/or GENERAL makes such an assignment, such assignment shall be irrevocable, and such action by LICENSEE on that patent or patents shall thereafter be brought or continued without HARVARD and/or GENERAL as a party' if HARVARD and/or GENERAL is no longer an indispensable party. Notwithstanding any such assignment to LICENSEE by HARVARD and/or GENERAL and regardless of whether HARVARD and/or GENERAL is or is not an indispensable party, HARVARD and/or GENERAL shall cooperate fully with LICENSEE, at LICENSEE's expense, in connection with any such action. In the event that any patent is assigned to LICENSEE by HARVARD and/or GENERAL, pursuant to this paragraph, such assignment shall require LICENSEE to continue to meet its obligations under this Agreement as if the assigned patent or patent application were still licensed to LICENSEE.

7.3 If LICENSEE or its sublicensee elects to commence an action as described above, LICENSEE may reduce, by up to 50%, the royalty due to HARVARD earned under the patent subject to suit by the amount of the expenses and costs of such action, including attorney fees. In the event that such expenses and costs exceed the amount of royalties withheld by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to HARVARD from LICENSEE in succeeding calendar years, but never by more than 50% of the royalty due in any one year.

7.4 Recoveries or reimbursements from such action shall first be applied to reimburse LICENSEE and HARVARD and GENERAL for litigation costs not paid from royalties (if any) and then to reimburse HARVARD for royalties withheld. Any remaining recoveries or reimbursements shall be distributed two-thirds to LICENSEE and one-third to HARVARD.

7.5 In the event that LICENSEE and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs. HARVARD and/or GENERAL may do so at its own expense, controlling such action and retaining all recoveries therefrom.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

8.1 This Agreement, unless extended or terminated as provided herein, shall remain in effect for the life of the last to expire of PATENT RIGHTS licensed hereunder.

8.2 In the event that one party to this Agreement shall be in default in the performance of any obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, the party giving such notice may terminate this Agreement by written notice.

8.3 In the event that LICENSEE shall cease to carry on its business, HARVARD shall have the right to terminate this entire Agreement by giving LICENSEE written notice of such termination.

8.4 Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assignment to HARVARD, at the option of HARVARD, of LICENSEE's interest therein upon termination of this Agreement.

8.5   LICENSEE shall have the right to terminate this Agreement by giving thirty
      (30) days advance written notice to HARVARD to that effect. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to HARVARD become immediately payable.

8.6 Sections 8.5, 9.2, 9.3 and 9.4 of this Agreement shall survive termination.

                                   ARTICLE IX

                                     GENERAL

9.1 HARVARD represents and warrants that the entire right, title, and interest in the patent applications or patents comprising the PATENT RIGHTS have been or will be assigned to it and/or GENERAL and that HARVARD has the authority to issue the licenses under said PATENT RIGHTS set forth herein. HARVARD does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

9.2 EXCEPT AS PROVIDED IN SECTION 9.1, HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE TECHNOLOGY, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

9.3 (a) LICENSEE shall indemnify, defend and hold harmless HARVARD and GENERAL and their directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service used or sold pursuant to any right or license granted under this Agreement. LICENSEE's indemnification under this Section shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemmties.

      (b) LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to HARVARD to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

      (c) At such time as any such product, process, service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in such equal or lesser amount as HARVARD shall require, naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

      (d) LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen
      (15) day period, HARVARD shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

      (e) LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e) (i) above which in no event shall be less than fifteen (15) years.

9.4 LICENSEE shall not use HARVARD's or GENERAL's name or any adaptation of it in any advertising, promotional or sales literature without the prior written assent of HARVARD or GENERAL, as the case may be.

9.5 Without the prior written approval of HARVARD, the entire license granted pursuant to this Agreement shall not be transferred by LICENSEE to any party other than to a successor to the business interest of LICENSEE relating to the PATENT RIGHTS. This Agreement shall be binding upon the successors, legal representatives and assignees of HARVARD and LICENSEE.

9.6 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

9.7 LICENSEE agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold HARVARD and GENERAL harmless in the event of any legal action of any nature occasioned by such violation.

9.8 Written notices required to be given under this Agreement shall be addressed as follows:

      If to HARVARD:          Office of Technology and
                              Trademark Licensing
                              Harvard University
                              124 Mt. Auburn Street
                              Suite 440
                              Cambridge, MA 02138

      CC:                     Office of Technology Licensing
                              and Industry Sponsored Research
                              333 Longwood Ave.
                              Boston, MA 02115

                              Director
                              Office of Technology Affairs
                              Massachusetts General Hospital
                              13th Street, Building 149
                              Charlestown, MA 02129

      If to LICENSEE:         Virus Research Institute
                              61 Moulton Street
                              Cambridge, MA 02139
                              Attn: John Littlechild, President

or such other address as either party may request in writing.

9.9 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

9.10 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Boston, Massachusetts. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

9.11 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The effective date of this Agreement is May 1, 1992.

PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Joyce Brinton
   ------------------------------------------------

                Joyce Brinton, Director
     Office for Technology and Trademark Licensing
                  Harvard University

Name and Title:
               ------------------------------------


Virus Research Institute


By: /s/ [ILLEGIBLE]
    -----------------------------------------------

Name and Title: President
               ------------------------------------

                                   APPENDIX A



U.S.S.N. 629,602 - "Improved Vaccines"; filed December 18, 1990; Inventors: John Mekalanos and Samuel Miller.

U.S.S.N. 629,102 - "Vibrio Cholerae Strains Defective in irgA Expression and Cholera Vaccines Derived Therefrom"; filed December 18, 1990; Inventors: John Mekalanos and Stephen Calderwood.

U.S.S.N. 000,000 - "Doubly-Attenuated Strain of Vibrio Cholerae to Deliver Heterlogous Antigens for Vaccination" to be filed in 1992; Inventors: John Mekalanos and Stephen Calderwood (serial number and filing date to be inserted when available).

U.S.S.N. 043,907 - "Cholera Vaccines"; filed April 29, 1987 and its CIP USSN 5,098,998, filed April 29, 1988; Inventors John Mekalanos and Ronald Taylor.

U.S. 4,882,278 - "Non-Toxic Vibrio Cholera Mutants"; issued November 21, 1989;
Inventor: John Mekalanos.

U.S.S.N. 000,000 - "Peruvian Strain of Cholera Vaccine"; to be filed in 1992;
Inventor: John Mekalanos (serial number and filing date to be inserted when available).

                                   Appendix B

                              Biological Materials


1. All strain and plasmid inventions described in the following patents, patent applications and unfiled patent applications.

      a.    U.S. Patent No. 4,882,278
      b.    U.S. Patent Application Serial No. 629,602
      c.    U.S. Patent Application Serial No. 629,102
      d.    U.S. Patent Application Serial No. 043,907
      e. Unfiled Patent Application entitled "Doubly-Attenuated Strain of Vibrio Cholerae to Deliver Heterologous Antigens for Vaccination"
      f. Unfiled Patent Application entitled "Cholera Vaccine Strains derived from a 1992 Peruvian Isolate of Vibrio Cholerae and other El Tor Strains"

2.    The following, recently constructed Vibrio Cholerae Strains

      a.   Peru 1,2,3,4 and 5; each derived from wild-type C6709
      b.   Bang 1,2,3,4 and 5; each derived from wild-type P27459
      c.   Bah 1,2,3,4 and 5; each derived from wild-type E7946
      d. Any additional Vibrio Cholerae strains derived from items 2(a)- 2(c) above.

3. All progeny, mutants, derivatives and replications of the biological materials in Sections 1 and 2 above which are developed by Dr. John Mekalanos solely or jointly with others directly supervised in his laboratory at Harvard Medical School, but only to the extent that Harvard is able to license such biological materials consistent with its obligations to third parties.